EXHIBIT 99.1

August 16, 2007	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS REPORTS RESULTS FOR SECOND QUARTER;
UPDATES GUIDANCE FOR FISCAL 2007
THOMASVILLE, GA— Flowers Foods (NYSE: FLO) today reported sales of $477.8 million for its 12-week second quarter ended on July 14, 2007, a 7.2% increase over the $445.8 million reported for the second quarter last year. Net income of $22.2 million, or $.24 per diluted share, was reported, an increase of 12.5% compared to the $19.7 million, or $.21 per diluted share, reported for the second quarter of fiscal 2006.
Sales for the 28-week period ended July 14, 2007 were $1.088 billion, a 7.8% increase over the $1.009 billion reported for the comparable 28-week period last year. Net income for the 28-week period was $50.7 million, or $.55 per diluted share, an increase of 18.9% over the $42.6 million, or $.46 per diluted share, reported for the comparable period in 2006. Income from continuing operations before cumulative effect of a change in accounting principle for the 28-week period was $50.7 million, or $.55 per diluted share, an increase of 20.7% compared to the $42.0 million, or $.45 per diluted share, reported for the same period in 2006.
All per share data has been adjusted to reflect the company’s 3-for-2 stock split, which was effective June 29, 2007.
“Our second quarter and first half results reflect the strength of our company,” said George E. Deese, Flowers Foods’ chairman, CEO, and president. “In our core DSD territory, our market share increased in both dollars and units, an indication of the strength of our brands and of our execution in the marketplace. Sales in our expansion markets continued to grow steadily. Pricing helped offset higher ingredient costs and we are working to improve efficiencies to recover gross margin. Our new production lines, which are strategically located to serve our growth markets, operated well and helped reduce our selling and distribution expenses.”
Details of Second Quarter
The sales increase of 7.2% in the second quarter resulted from favorable pricing of 5.6% and positive mix shifts of 1.8%. Unit volume was down slightly year over year as the decline in single unit snack cakes offset gains in loaf bread units and multi-pack snack cake units. During the quarter, Bakeries Group sales grew at 7.8% due to favorable pricing of 5.5% and a unit volume increase of 2.3%. Specialty Group sales increased 4.8%, driven by favorable pricing of 6.5% and positive mix shifts of 4.1%. These increases were negatively impacted by a decline in unit volume of 5.8%, primarily due to the shift from single unit snack cakes to multi-pack snack cakes.
Gross margin as a percentage of sales for the second quarter of fiscal 2007 decreased to 48.7% compared to 49.7% in the second quarter of 2006. Pricing was partially offset by higher stale cost due to new products introduced and promotional price allowances. The company also incurred increases in production costs, including price increases for flour, gluten and sweeteners. Additionally, the second quarter 2006 gross margin benefited from insurance proceeds related to Hurricane Katrina of approximately $1.0 million.
Selling, marketing and administrative costs as a percentage of sales for the second quarter were 38.4% compared to 39.5% in the prior year’s second quarter. The improvement as a percent of sales for the quarter was due primarily to price increases and the benefits of the company’s ongoing distribution rationalization, whereby new production capacity is located closer to the market. The second quarter 2006 selling, marketing and administrative costs reflect insurance proceeds related to Hurricane Katrina of $0.7 million.
Depreciation and amortization expenses for the quarter remained relatively stable as compared to the prior year quarter. Net interest income for the second quarter was higher than the prior year second quarter due to higher interest income from independent distributor notes receivable and a decrease in interest expense due to lower average debt outstanding under the company’s credit facility. The effective tax rate for the second quarter was 35.8%. The company expects a full year tax rate of approximately 36.0%.
Net cash provided by operating activities remained strong at $53.7 million for the second quarter. There were no stock purchases under the company’s stock repurchase plan during the second quarter. Since the inception of the plan, the company has acquired 17.6 million shares of its common stock for $247.1 million, an average of $14.01 per share. The plan authorizes the company to repurchase up to 22.9 million shares of common stock.
Updated Guidance for Fiscal 2007

The company updated its fiscal 2007 guidance, expecting sales excluding future acquisitions to be $2.020 billion to $2.040 billion, an increase of 7.0% to 8.0%. The company anticipates net income from continuing operations of 4.2% to 4.6% of sales, or $84.8 million to $93.8 million, as compared to $74.9 million in fiscal 2006. Assuming diluted weighted average shares outstanding of 92.0 million, earnings per share from continuing operations are expected to be $.92 to $1.02, an increase of 13.6% to 25.9% over the $.81 reported for fiscal 2006.
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its quarterly conference call over the Internet at 10:30 a.m. (Eastern) August 16, 2007. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the web cast link on the home page. The call also will be archived on the company’s Web site.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 36 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, Blue Bird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner, Senior VP/Corporate Relations, (229) 227-2348
Media Contact: Mary A. Krier, VP of Communications, (229) 227-2333

Flowers Foods

Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 - Week	For the 12 - Week	For the 28 - Week	For the 28 - Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 14, 2007	July 15, 2006	July 14, 2007	July 15, 2006
Sales	$477,838	$445,772	$1,087,785	$1,009,385
Materials, supplies, labor and other production costs	244,942	224,025	551,894	503,360
Selling, marketing and administrative expenses	183,592	176,016	421,555	406,795
Depreciation and amortization	15,116	15,113	35,233	33,939
Gain on insurance recovery	0	0	0	(654)

Income from continuing operations before interest, income taxes, minority interest and cumulative effect of a change in accounting principle (EBIT)	34,188	30,618	79,103	65,945
Interest income, net	1,932	1,286	3,865	2,807

Income from continuing operations before income taxes, minority interest and cumulative effect of a change in accounting principle (EBT)	36,120	31,904	82,968	68,752
Income tax expense	12,914	11,566	29,414	25,335

Income from continuing operations before minority interest and cumulative effect of a change in accounting principle	23,206	20,338	53,554	43,417
Minority interest in variable interest entity	(1,016)	(614)	(2,871)	(1,433)

Income from continuing operations before cumulative effect of a change in accounting principle	22,190	19,724	50,683	41,984
Income from discontinued operations, net of tax	0	0	0	1,222

Income before cumulative effect of a change in accounting principle	22,190	19,724	50,683	43,206
Cumulative effect of a change in accounting principle, net of tax	0	0	0	(568)

Net income	$22,190	$19,724	50,683	$42,638

Per share amounts:
Income from continuing operations before cumulative effect of a change in accounting principle	$0.24	$0.21	0.55	$0.45
Income from discontinued operations	0.00	0.00	0.00	0.02
Cumulative effect of a change in accounting principle	0.00	0.00	0.00	(0.01)

Net income	$0.24	$0.21	0.55	$0.46

Diluted weighted average shares outstanding	92,413	93,012	92,148	92,988

Flowers Foods
Segment Reporting

(000’s omitted)

	For the 12 - Week	For the 12 - Week	For the 28 - Week	For the 28 – Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 14, 2007	July 15, 2006	July 14, 2007	July 15, 2006
Sales:
Flowers Bakeries Group	$386,298	$358,462	$875,310	$808,077
Flowers Specialty Group	91,540	87,310	212,475	201,308

	$477,838	$445,772	$1,087,785	$1,009,385

EBITDA from Continuing Operations Before Cumulative Effect of a Change in Accounting Principle:
Flowers Bakeries Group	$45,532	$44,234	$106,856	$97,997
Flowers Specialty Group	9,851	6,766	21,950	15,784
Flowers Foods	(6,079)	(5,269)	(14,470)	(13,897)

	$49,304	$45,731	$114,336	$99,884

Depreciation and Amortization:
Flowers Bakeries Group	$12,178	$12,113	$28,385	$26,991
Flowers Specialty Group	2,969	3,030	6,937	7,070
Flowers Foods	(31)	(30)	(89)	(122)

	$15,116	$15,113	$35,233	$33,939

EBIT from Continuing Operations Before Cumulative Effect of a Change in Accounting Principle:
Flowers Bakeries Group	$33,354	$32,121	$78,471	$71,006
Flowers Specialty Group	6,882	3,736	15,013	8,714
Flowers Foods	(6,048)	(5,239)	(14,381)	(13,775)

	$34,188	$30,618	$79,103	$65,945

Flowers Foods

Condensed Consolidated Balance Sheet
(000’s omitted)

July 14, 2007
Assets
Cash and Cash Equivalents	$13,264

Other Current Assets	237,650

Property, Plant & Equipment, net	461,430

Distributor Notes Receivable (includes $10,594 current portion)	94,397

Other Assets	31,884

Cost in Excess of Net Tangible Assets, net	98,399

Total Assets	$937,024

Liabilities and Stockholders’ Equity
Current Liabilities	$197,613

Bank Debt	5,000

Other Debt and Capital Leases (includes $6,936 current portion)	29,956

Other Liabilities	81,503

Minority Interest in Variable Interest Entity	7,577

Common Stockholders’ Equity	615,375

Total Liabilities and Stockholders’ Equity	$937,024

Flowers Foods
Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 - Week	For the 28 - Week
	Period Ended	Period Ended
	July 14, 2007	July 14, 2007
Cash flows from operating activities:
Net income	$22,190	$50,683
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	15,116	35,233
Minority interest in variable interest entity	1,016	2,871
Stock compensation	3,905	10,478
Changes in assets and liabilities	11,431	3,749

Net cash provided by operating activities	53,658	103,014

Cash flows from investing activities:
Purchase of property, plant and equipment	(19,272)	(33,445)
Other	(5,030)	(8,751)

Net cash disbursed for investing activities	(24,302)	(42,196)

Cash flows from financing activities:
Dividends paid	(11,537)	(19,099)
Stock options exercised	529	3,544
Income tax benefit related to stock awards	892	2,547
Decrease in book overdraft	4,264	3,116
Proceeds from debt borrowings	35,000	110,500
Debt and capital lease obligation payments	(60,197)	(162,076)

Net cash disbursed for financing activities	(31,049)	(61,468)

Net decrease in cash and cash equivalents	(1,693)	(650)
Cash and cash equivalents at beginning of period	14,957	13,914

Cash and cash equivalents at end of period	$13,264	$13,264